MARKETING SERVICES AGREEMENT

THIS AGREEMENT is made this 13th day of December, 2004, between American Media Systems, 350 S. Center Street, Suite 500, Reno NV, 89501, hereinafter referred to as "MANUFACTURER", and Brand Specialists, L.L.C. and its assigns, 803 S. Cedar Ridge, Duncanville, Texas 75137, hereinafter referred to as "BRAND".

I. RECITALS

1.1 American Media Systems is a MANUFACTURER and/or seller of those products listed in Attachment "A", which is incorporated herein by reference, and desires to secure the services of a marketing specialist to develop resources and products and to develop and execute programs that will generate sales of MANUFACTURER'S products with Wal*Mart Stores, Wal*Mart SuperCenters and Neighborhood Markets, and Sam's Clubs in the United States and Internationally, hereinafter referred to as "RETAILERS."

1.2 BRAND desires to secure the exclusive rights to develop resources and products; and to develop and execute programs for MANUFACTURER to RETAILERS.

In consideration of the premises, covenants and undertakings herein contained, it is hereby agreed as follows:

II. AGREEMENT

2.1. MANUFACTURER shall employ BRAND as its sole and exclusive marketing specialist to develop resources and products and to develop and execute programs to generate sales of MANUFACTURER'S products for delivery to RETAILERS for those products identified in Attachment "A" and for such other products as MANUFACTURER and BRAND may subsequently agree. The terms of this agreement shall apply and control as to the provisions regarding any added product or product line, except where the agreements regarding the added product lines expressly provide otherwise in writing.

2.2. Any negotiations by BRAND for the account of MANUFACTURER shall be conducted in accordance with such prices, terms and conditions as are specified by MANUFACTURER.

2.3. BRAND shall not incur any expenses or enter into any obligations without MANUFACTURER'S authorization and direction.

2.4 MANUFACTURER accepts full responsibility for granting credit to buyers.

2.5. Performance Fee.

2.5.a. The method of remuneration for BRAND from MANUFACTURER is a "Performance Fee" per Attachment "B", which is incorporated herein by reference.

2.5.b. Where BRAND shall actively participate in obtaining the placement with a Retailer of a product which is not then currently sold to the Retailer by MANUFACTURER, BRAND'S right to the performance fee shall apply to all future sales of the product to such Retailer, regardless of the termination of this agreement.

2.6. MANUFACTURER will assist BRAND in verifying sales figures and obtaining marketing information for the products that are the subject of this agreement.

2.7. BRAND shall indemnify MANUFACTURER, its officers, employees, agents, successors, and assigns against any loss, liability, damage or claim that may occur or arise due to acts or omissions of BRAND, its officers, employees, agents, successors, and assigns, in the course of performance of this agreement.

2.8. MANUFACTURER shall indemnify BRAND, its officers, employees, agents, successors, and assigns, against any loss, liability, damage or claim that may occur or arise due to acts or omissions of MANUFACTURER, its officers, employees, agents, successors, and assigns, including injuries to persons (including death) and damage to or destruction of property caused by the acts or omission of such persons or any products or services of MANUFACTURER, including products and/or packaging proposed by BRAND and accepted or approved by MANUFACTURER.

2.9 The laws of the State of Texas shall govern the application and interpretation of this agreement, and all litigation pursuant to this agreement shall be conducted in Dallas County of the State of Texas. Likewise, the party that prevails in any legal proceeding hereunder shall be entitled to have its reasonable attorney fees and court costs, at trial and on appeal, paid by the losing party.

2.10 Termination.

2.10.a. If the MANUFACTURER shall not be in default under the terms and conditions of this agreement, then this agreement shall begin on the date hereof, and thereafter shall continue in full force and effect for one year from the date thereof and thereafter until such MANUFACTURER shall give sixty (60) days written notice for BRAND to discontinue its services under this agreement. BRAND shall be entitled to performance fees on all sales for (a) a period of one calendar year after the last date upon which BRAND is to provide services for products, and (b) for all future sales of products which BRAND actively participates in placing with any listed RETAILER, regardless of the termination of this agreement or BRAND ceasing to provide services.

2.10.b. BRAND may cancel this agreement upon sixty days written notice. BRAND shall be entitled to fees on all sales resulting in payments for a period of sixty (60) days after the last date upon which BRAND is to provide services for products subject to paragraph 2.5. above.

2.10.c. If MANUFACTURER terminates this agreement by giving less advanced notice than required herein, BRAND shall be entitled to payment of performance fees as though the required notice had been given on the date of BRAND'S actual receipt of the notice. BRAND shall not be required to provide any services beyond the date set out in the notice as the date of termination.

2.11 BRAND shall deliver to MANUFACTURER all papers and other materials related to the work performed under this agreement upon termination thereof, except that BRAND reserves the right to retain any creative materials solely developed by BRAND which are not related in their entirety to the work performed by BRAND under this agreement.

2.12 MANUFACTURER shall assume liability for any non-cancelable contracts made by BRAND in accordance with the terms of this contract on MANUFACTURER'S behalf prior to termination.

IN WITNESS WHEREOF, MANUFACTURER and BRAND have signed this agreement by their duly authorized representatives.

American Media Systems Co.	Brand Specialists, L.L.C.
By: /s/ Arne G. Raabe	By:/s/ Dalton L. Lott
Name: Mr. Arne Raabe	Name:Dalton L. Lott
Title: Director	Title:
Date: December 13, 2004	Date:

ATTACHMENT A

PRODUCTS

All MANUFACTURER'S products listed below are included in the scope of this marketing services agreement. Other products may be added or deleted by MANUFACTURER and/or BRAND by mutual agreement from time to time.

Products:

DVD's, tapes and all material related to education or training in crafts, fishing or any skill area.

ATTACHMENT B

COMPENSATION

The method of compensation to BRAND from MANUFACTURER is a performance fee based on five percent (5%) of the net invoiced sales of MANUFACTURER'S products to RETAILERS. MANUFACTURER will provide BRAND with a copy of the net invoiced sales to RETAILERS on a monthly basis. BRAND'S right to payment shall be determined on the date an order is transmitted by a Retailer. MANUFACTURER shall pay BRAND the amount specified herein not later than on the 15th day of the month following the month in which the product sales are invoiced, or ten days after receipt of payment from customers, whichever is later.

Commission checks should be in US Funds and made payable to:

Brand Specialists, L.L.C.
803 S. Cedar Ridge Dr.
Duncanville, TX 75137
Federal Tax ID # 75-2830224

Please return signed contracts to Martha Weeks at the above address.